EXHIBIT 99.2

FOR IMMEDIATE RELEASE

DISTRIBUTION:	To Business Editor

DATE:	December 12, 2007

COMPANY:	Husker Ag, LLC, Plainview, Nebraska

RE:	Husker Ag Provides Update on Plant Expansion

PLAINVIEW, NE – On December 12, 2007, the Board of Directors of Husker Ag, LLC (the “Company”) announced that on Wednesday, December 5, 2007, a solid year of late nights and hard work materialized for the staff and Board of Directors as the Company began testing the new expansion and produced its first gallons of ethanol and loads of distillers grain. Since late 2006, the Company has been undergoing an expansion to increase its production capacity by 40 million gallons per year. The Company and its contractor will continue to test the plant expansion until we are reasonably satisfied with its operations.

“Husker Ag would like to thank everyone involved in making the expansion a success,” said General Manager, Seth Harder, “especially the employees, builders and investors. Support from our communities and loyal customers make Husker Ag a success.”

The Company believes that the plant expansion created 16 additional jobs for the local market and may increase the demand for local corn. The Company intends to operate the expanded plant in the same manner as before the expansion. Harder said, “We’re using the same proven dry-grind process that has been successful for Husker Ag in the past, with a few added upgrades in control and efficiency technology.”

For additional information, please contact Seth Harder, General Manager, at 402.582.4446.

Statements made in this press release about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the timing of regulatory approvals, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors. Many of these factors are beyond Husker Ag’s ability to control or predict. Husker Ag disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.